Exhibit 99.1

Edgewater Announces Agreement with Lone Star Value and Appointment of New Independent Directors

Wakefield, MA – March 24, 2016 – Edgewater Technology, Inc. (NASDAQ:EDGW) (“Edgewater”), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, announced today that it has reached an agreement with Lone Star Value Management, LLC and others (“Lone Star Value”) relating to the appointment of new members to the Edgewater Board of Directors (the “Board”).

Pursuant to the terms of the agreement, Edgewater has expanded the size of the Board from six to eight directors and the Board has appointed two new independent directors—Timothy Whelan, a Co-Founder and Managing Director of Echo Financial Business Consulting, and Stephen R. Bova, an independent business strategy consultant—to fill the newly created directorships, effective March 24, 2016.

“We are pleased to welcome Tim and Steve to Edgewater’s Board,” commented Shirley Singleton, Edgewater’s Chairman, President and CEO. “Edgewater has long had a strong and experienced Board, focused on growing the Company. While Edgewater has greatly benefited from the diverse backgrounds and expertise of our existing Board members, we anticipate that the addition of Tim and Steve to the Board will provide Edgewater with new perspectives and ideas as we work collectively to drive stockholder value.”

Jeffrey E. Eberwein of Lone Star Value stated, “We are encouraged by Edgewater’s commitment to exploring strategic alternatives, and we are pleased to have worked together with the Board and management team to reach an agreement to expand the Edgewater Board. We believe the addition of Tim and Steve will help the Board and management team maximize value for all Edgewater stockholders.”

Pursuant to its agreement with Edgewater, Lone Star Value has agreed to certain customary standstill and voting provisions. The agreement will be filed on a Current Report on Form 8-K with the Securities and Exchange Commission.

About Timothy Whelan

Timothy Whelan, age 49, is a Co-Founder and Managing Director of Echo Financial Business Consulting, a privately held financial and operational consulting firm that he co-founded in February 2014. Mr. Whelan also serves as a director of Wireless Telecom Group, Inc. (NYSE MKT:WTT), a global designer and manufacturer of radio frequency and microwave-based products, since March 2015, where he is the Chair of its Compensation Committee and a member of its Audit Committee. From June 2009 to August 2013, Mr. Whelan served as the Chief Operating Officer of IPC Systems, Inc. (“IPC Systems”), a global leading provider of communications networks, systems and solutions to the financial services industry. Mr. Whelan previously served as the Chief Financial Officer of IPC Systems from December 2001 to June 2009. From July 2000 to December 2001, Mr. Whelan served as Divisional Chief Financial Officer of Global Crossing’s Financial Markets division. From May 1999 to June 2000, he was Vice President of Finance at IPC Information Systems, Inc. and IXnet, Inc. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He also previously served four years as a U.S. Naval Officer. He has a Bachelor of Science degree in Accounting from Villanova University.

About Stephen R. Bova

Stephen R. Bova, age 69, has served as an independent consultant, offering business strategy advice, organization analysis and CEO mentoring, since January 2014. Mr. Bova has also served as a director of each of OPTOMI, LLC, a nationwide IT staffing company, since October 2012; Lindsey Software Systems, Inc., a public housing software developer, since November 2010; and BlueInGreen, LLC, a technology-based water quality improvement company, since November 2010. From January 2010 to December 2013, Mr. Bova served as a Partner of the Clark Bova Group, LLC, a management consulting firm. He also previously served as a Member of the Investment Committee of the Fund for Arkansas’ Future (FAF), an angel investor fund focused on Arkansas-based start-up companies, from January 2008 to December 2013. Mr. Bova previously served as the Chairman and Chief Executive Officer of Technisource, Inc. (f/k/a IntelliMark IT Business Solutions), an IT staffing company, from 2000 until it was successfully sold to Spherion Corporation in 2007. Technisource, Inc. was formerly a wholly owned subsidiary of Edgewater (formerly StaffMark, Inc.) until it was spun out as an independent company in 2000. Mr. Bova served as the President and Chief Operating Officer of Edgewater from 1999 to 2000, and as a director from 1999 to 2001. Mr. Bova also served as a director of Vestcom International, Inc., a leading provider of shelf-edge communications and specialized marketing services, from 1997 to 2002. From 1998 to 1999, he served as the Director of International Operations of Intelligroup, Inc., a leading provider of IT and consulting services. Mr. Bova’s professional experience also includes prior service as the President of the Global Banking Division of Systematics, Inc. and later Alltel Information Services following its acquisition of Systematics (now Fidelity National Information Services, Inc.). He also previously served as the President of the Global Banking Division of Electronic Data Systems Corporation. Mr. Bova’s professional career began as a software technician in 1970 and progressed to executive management roles beginning in 1983.

About Edgewater

Edgewater Technology, Inc. (NASDAQ:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater’s brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Company Contact:

Timothy R. Oakes, Chief Financial Officer

1-781-246-3343

Investor Relations Contact:

Three Part Advisors, LLC

Steven Hooser / Matt Selinger

1-817-778-8423